                                                                   EXHIBIT 10.88

November 4, 1997



Mr. Fred E. Liao
Overland Company
147 East Olive Avenue
Monrovia,  CA  91016

Dear Fred:

You had previously received warrants to purchase stock of Inco Homes Corporation as follows:

     The warrant (200,000 shares) may be exercised within eighteen months (June 25, 1998) of the date of the Agreement (December 26, 1996) at a price of $5.25 per share. If at least half of the warrant shares (100,000 shares) are not exercised during this period, then half of the warrant shares will expire, with the balance (100,000 shares) exercisable over an additional eighteen month period (December 25, 1999) at $9.75 per share.

Recently, the price of Inco stock has been just below $2.00 to just above $3.00 per share. Inasmuch as Inco would like to have you exercise your warrants and consequently receive cash, we hereby offer you the opportunity to exercise your warrants within the next fifteen to thirty days at a price of $2.00 per share, which, subject to approval by Inco's Board of Directors, would amend our previous Agreement dated December 26, 1996.

Should you desire to accept this offer, please sign where indicated below on this letter and return it with your check in the amount of $200,000.

Following receipt of your check, the shares will be issued forthwith. Thank you very much for your continuing interest in the success of Inco Homes and our mutual business relationships.

Very truly yours,


/s/ Ira C. Norris

Ira C. Norris
Chairman/CEO

ICN/la

AGREED & ACCEPTED


/s/ Fred E. Liao
------------------------
Fred E. Liao

Date:   11-5-97
     -------------------